Exhibit 99.5
This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Vincor International Inc.
October 20, 2005
Notice of Offer to Purchase for Cash
All of the Outstanding Common Shares
(together with the associated Poison Pill Rights)
of
VINCOR INTERNATIONAL INC.
for
C$31.00 Per Share
by
4307003 CANADA INC.,
a wholly-owned subsidiary of
CONSTELLATION BRANDS, INC.
4307003 Canada Inc., a wholly owned subsidiary of Constellation Brands, Inc., is offering (the “Offer”) to purchase all of the outstanding common shares (the “Common Shares”) of Vincor International Inc. (“Vincor”), at a price of C$31.00 per share in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 19, 2005 and the related Offering Circular (the “Offering Document”), a copy of which has been filed today with certain securities regulatory authorities in Canada and which should be made available by such authorities through the internet at www.sedar.com.
The Offer is open for acceptance until 5:00 p.m. (Toronto time) on Monday, November 28, 2005 (the “Expiry Time”), or until such later time and date to which the Offer may be extended.
The Offer is subject to certain conditions which are described in the Offer to Purchase including: (i) there having been deposited under the Offer and not withdrawn, at the Expiry Time, at least 66 2/3% of the outstanding Common Shares (on a fully diluted basis); (ii) the board of directors of Vincor shall have waived the application of the shareholder rights plan adopted by it on September 28, 2005 to the Offer, a cease trade order preventing the exercise of the rights issued under the shareholder rights plan shall have been issued, or the shareholder rights plan shall have otherwise been rendered ineffective; or (iii) there shall not have occurred any change in, among other things, the business, assets, prospects, results of operations or cash flows which is or may be materially adverse to Vincor and its subsidiaries taken as a whole.
Constellation has obtained a commitment from financial institutions to finance the Offer.
A request will be made today to Vincor for the use of Vincor’s shareholder list and security position listings for the purpose of disseminating the Offering Document to shareholders. Upon compliance by Vincor with this request, the Offering Document and other relevant materials will be mailed to record holders of Common Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Vincor’s shareholder list.
The Offer is made solely by the Offering Document and is not being made to (nor will deposits be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offering Document contains important information that shareholders should read in their entirety before making any decision with respect to the Offer.

The Information Agent for the Offer is:	The Dealer Manager for the Offer in Canada is:	The Dealer Manager for the Offer in the United States is:

INNISFREE M&A INCORPORATED	TD Securities Inc.	TD Securities (U.S.A.) LLC
501 Madison Avenue, 20th Floor	66 Wellington Street West	31 West 52nd Street
New York, NY 10022	TD Bank Tower, 8th Floor	New York
	Toronto, Ontario	New York
Shareholders Call Toll-Free 1-877-825-8772 (for English)	M5K 1A2	10019
1-877-825-8777 (for French)

Banks and Brokers Call Collect:	Telephone: (416) 307-3752	Telephone: (212) 827-7565
212-750-5833	Facsimile: (416) 308-0182	Facsimile: (212) 827-7245
www.cbrands.com